UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 15, 2013

Mellanox Technologies, Ltd.

(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Beit Mellanox

Yokneam, Israel 20692

(Address of Principal Executive Offices)

+972-4-909-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

On August 15, 2013, Mellanox Technologies, Ltd. (the “Company” or “Mellanox”) completed its previously-announced acquisition of privately-held Kotura, Inc. (“Kotura”), a leading innovator and developer of advanced silicon photonics optical interconnect technology for high-speed networking applications, at a total cash purchase price of approximately $82 million, subject to certain working capital and other adjustments.  In addition, Mellanox assumed approximately $8 million of Kotura’s outstanding equity awards, which were converted into equity awards to acquire an aggregate of 177,078 ordinary shares of Mellanox.  The Kotura acquisition enhances Mellanox’s ability to provide leading technologies for high speed, scalable and efficient end-to-end interconnect solutions and is expected to increase Mellanox’s competiveness to meet the growing demands of high-performance, Web 2.0, cloud, data center, database, financial services and storage applications.

The foregoing summary description of the acquisition does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of that certain Agreement and Plan of Merger dated May 14, 2013 by and between, among others, Mellanox and Kotura, a copy of which was filed as Exhibit 2.1 to Mellanox’s Current Report on Form 8-K dated May 14, 2013.

All statements included in this Current Report on Form 8-K, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can often be identified by words such as “projects,” “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions and variations or negatives of these words.  These forward-looking statements are based on the Company’s current expectations, management’s beliefs and certain assumptions made by the Company, all of which are subject to change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 15, 2013	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Jacob Shulman
	Name:	Jacob Shulman
	Title:	Chief Financial Officer